Exhibit 16.1

October 7, 2022

Office of the Chief Accountant

Securities and Exchange Commission

100 F Street, NE

Washington, DC 20549

United States of America

Commissioners:

We have read Dragonfly Energy Holdings Corp.’s (formerly known as Chardan NexTech Acquisition 2 Corp.’s) statements included under Item 4.01 of its Form 8-K dated October 7, 2022. We agree with the statements concerning our Firm under Item 4.01, in which we were informed of our dismissal on October 7, 2022. We are not in a position to agree or disagree with other statements contained therein.

Very truly yours,

/s/ WithumSmith+Brown, PC

New York, New York